Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 6621 8994
Email:	rthorp@tta.lawyer

To:	CTW Cayman

29F, 1 Chome-9-10, ARK Hills

Sengokuyama Mori Tower

Roppongi, Minato City, Tokyo

106-0032, Japan

19 September 2025

Dear Sirs

CTW Cayman

We have examined the Registration Statement on Form S-8 to be filed by CTW Cayman, a Cayman Islands exempted company incorporated with limited liability (the "Registrant"), with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an amount of Class A Ordinary Shares of the Registrant (the "Shares") for issuance pursuant to the CTW Cayman 2025 Equity Incentive Plan and the CTW Cayman 2025 Employee Share Purchase Plan (the "Plans").

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorizing the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the shareholders of the Registrant and by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans), and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA